Exhibit 10.24
LONG-TERM EQUITY APPRECIATION RIGHTS AWARD
SECOND AMENDMENT AGREEMENT
     This LONG-TERM EQUITY APPRECIATION RIGHTS AWARD SECOND AMENDMENT AGREEMENT (this “Agreement”) is entered into as of December 31, 2005, by and between Gary R. Dalke (the “Participant”), Western Refining, Inc., a Delaware corporation (“WNR”), and Western Refining Company, L.P., a Delaware limited partnership (“WRLP”).
R E C I T A L S :
     WHEREAS, WRLP has assumed responsibility for that certain Long-Term Equity Appreciation Rights Plan (the “EAR Plan), the terms of which are incorporated herein by reference;
     WHEREAS, the Participant was awarded 1,000 rights (the “Rights”) pursuant to the EAR Plan (the “Award”), the relevant terms of which are incorporated by reference; and
     WHEREAS, the Participant, WRLP and WNR entered into an Amendment Agreement (the “First Amendment”), the relevant terms of which are incorporated herein by reference, effective as of November 9, 2005; and
     WHEREAS, pursuant to the First Amendment, the Participant, WRLP and WNR agreed, upon the closing of an IPO of the Common Stock (the “Effective Time”), to cancel the Award, and as consideration therefore, to make a payment of cash and/or restricted Common Stock (the “Restricted Stock”) to the Participant pursuant to terms set forth in the First Agreement; and
     WHEREAS, the Participant, WRLP and WNR desire to clarify the timing of the cash payment set forth in the First Amendment and to provide for the termination of the EAR Plan and the Award;
     NOW THEREFORE, IT IS HEREBY AGREED, by and among WRLP, WNR and the Participant, as follows:
1.	Cash Payment. Notwithstanding anything in the Award, the EAR Plan or the First Amendment to the contrary, WRLP shall pay to the Participant the cash amount specified in paragraph 2 of the First Amendment on the earlier of (A) a date between the pricing of the Common Stock in the IPO (the “Pricing Date”) and prior to the Effective Time, and (B) March 15, 2006.
2.	Additional Payment.
(a)	In addition to the payment set forth in paragraph 1 of this Agreement, as soon as possible after the Pricing Date and prior to the Effective Time, the Participant shall be entitled to receive, at the Participant’s election (provided that such election is made according to the provisions described in paragraph 2(c) below), one of the following additional forms of consideration:

i.	Restricted Common Stock. The Participant shall be entitled to receive a number of shares of Restricted Stock, computed as follows:
(1)	the number of shares of Common Stock outstanding immediately following the consummation of the IPO (not including any shares of Common Stock issued in connection with the EAR Plan or the Incentive Plan) (the “Issued Stock”) multiplied by the IPO price of the Common Stock (the “IPO Price”), less

(2)	cash received by WNR for the sale of the Issued Stock reduced by the amount of cash distribution to the partners of WRLP immediately prior to the Effective Time, multiplied by

(3)	0.00001, less

(4)	the “Issue Price” (as defined in the Award) of each Right, multiplied by

(5)	the number of Rights, less

(6)	the amount of cash paid to the Participant pursuant to paragraph 1 of this Agreement, divided by

(7)	the IPO Price (with the resulting number of shares of Common Stock rounded up to the nearest whole share).
ii.	Cash. If the Participant elects to receive cash as described below, the Participant shall be entitled to receive a cash payment equal to the amount computed pursuant to sub-clauses (1) through (6) of clause (i) above multiplied by 50%. WRLP shall pay such cash amount to the Participant as promptly as possible after the Pricing Date and prior to the Effective Time.
(b)	Any shares of Restricted Stock issued pursuant to clause (i) of sub-paragraph (a) above shall be issued by WNR (provided that Participant continues employment with WNR or its affiliates after the Effective Time) as promptly as possible after the Effective Time pursuant to WNR’s Long-Term Incentive Plan (the “Incentive Plan”) to be adopted by WNR on or before the Effective Time and shall be subject to the terms and provisions thereof. The Restricted Stock, if any, issued to the Participant pursuant to the terms of this Agreement shall vest ratably in each of WNR’s fiscal quarters over two years beginning on the last day of WNR’s first full fiscal quarter after the Effective Time; provided, however, that any unvested Restricted Stock shall immediately and fully vest upon a Change of Control (as defined in the Incentive Plan) or Disability (as defined in the Incentive Plan) of the Participant.

(c)	The Participant shall make the election set forth above in paragraph 2(a) to receive cash in lieu of Restricted Stock by written notice to WRLP no later than the close of business on December 31, 2005. If WRLP does not receive an election from Participant to receive cash prior to such time, Participant shall be deemed to have elected to receive Restricted Stock.
3.	Release of Claims and Termination of the EAR Plan. For and in consideration of the amounts to be paid to the Participant by WNR and WRLP, as specified above, the Participant hereby, forever releases, waives and disclaims any and all rights, claims, entitlements, awards, complaints or causes of action heretofore or hereafter arising from or in connection with the Award or the EAR Plan, including, but not limited to, any claims against WNR, WRLP, RHC Holdings, L.P. or any of their affiliates, employees, directors, agents, successors, parents or subsidiaries, whether brought on behalf of the Participant or its successors, assigns or devisees, including, but not limited to, any claim for payments of any amounts under the Award or the EAR Plan. The Participant agrees that, upon payment of the amounts specified herein, RHC Holdings, L.P., WNR and WRLP shall each have fully and completely discharged any and all obligations to the Participant in connection with the EAR Plan, the Award and this Agreement. The Participant further agrees and acknowledges that (a) on and after the Effective Time, the Award and the EAR Plan shall be terminated and (b) such termination results in the termination of any and all rights that the Participant, its successors, assigns or devisees have or had pursuant to the Award and the EAR Plan.
4.	Payment and Termination. If the Effective Time has not occurred on or before May 31, 2006, the additional payments set forth in paragraph 2 above shall not be made, and all provisions of this Agreement, the Award and the EAR Plan, except for Paragraph 1, shall automatically terminate; provided, however, that in such an event, WRLP and WNR shall enter into a new deferred compensation arrangement with the Participant, which arrangement shall be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and shall provide Participant with approximately the same amount of compensation that Participant would have received pursuant to the EAR Plan and the Award, less the amount Participant receives pursuant to Paragraph 1.
5.	Not an Employment or Similar Contract. This Agreement shall not confer on the Participant any right with respect to continuance of employment or other service with the WNR or any of its affiliates nor will it interfere with or prevent in any way the right that WNR or any of its affiliates would otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time. The foregoing shall apply even if it is alleged or proven that any such termination was to avoid benefits otherwise available to the Participant under this Agreement.
6.	Withholding. All distributions of cash under this Agreement are subject to withholding, and WRLP shall withhold all applicable taxes with respect to distributions under this Agreement and the Participant otherwise agrees to comply with all laws applicable to the withholding or payment of taxes applicable to payments of cash or issuances or vesting of Restricted Stock under this Agreement.

7.	Inconsistency. To the extent of any inconsistency between the terms set forth herein and those set forth in the EAR Plan, the Award or the First Amendment, the terms set forth herein shall prevail.
8.	Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement.
9.	Further Assurances. Each party agrees to execute, acknowledge and deliver any other agreements, documents or instruments and to take such other action as may reasonably be required to carry out the intents and purposes of this Agreement.
10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any state or other jurisdiction.
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     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date set forth above.

THE PARTICIPANT:
/s/ Gary R. Dalke
Name:	Gary R. Dalke

WNR: WESTERN REFINING, INC.
By:	/s/ Paul Foster
	Name:	Paul Foster
	Title:	President

WRLP: WESTERN REFINING COMPANY, L.P. By: Refinery Company, L.C., its general partner
By:	/s/ Paul Foster
	Name:	Paul Foster
	Title:	President